Exhibit 10.1

FIRST AMENDMENT TO SUBLEASE

FIRST AMENDMENT TO SUBLEASE (“First Amendment”) made this 20th day of August , 2010 by and between SOCIÉTÉ GÉNÉRALE, a corporation organized and existing under the laws of the Republic of France, having an address at 1221 Avenue of the Americas, New York, New York 10020 (“Sublandlord”), and COWEN GROUP, INC., a Delaware corporation having an address at 1221 Avenue of the Americas, New York, New York 10020 (“Subtenant”).

WITNESSETH

WHEREAS, Sublandlord, as sublandlord, and SG Cowen & Co., LLC, as subtenant, entered into that certain Sublease which was executed and delivered on or about December 19, 2005 (“Original Sublease”; the Original Sublease and this First Amendment being referred to collectively as the “Sublease”) for the entire rentable area of the fourteenth and fifteenth floors, a portion of the sixth floor, a portion of the Data Center and various IDF closets in the building (“Building”) located at 1221 Avenue of the Americas, New York, New York (“Original Sublease Premises”).

WHEREAS, SG Cowen & Co., LLC changed its name to Cowen and Company, LLC, and thereafter assigned the Original Sublease to Subtenant pursuant to Assignment and Assumption Agreement dated as of October 22, 2009.

WHEREAS, Sublandlord and Subtenant have agreed that Subtenant: (i) shall surrender, and Sublandlord shall accept, on the terms and conditions set forth herein, the portion of the sixth floor that is part of the Original Sublease Premises (“Sixth Floor Space”) and the IDF closets that are part of the Original Sublease Premises (“IDF Closet Space”) other than the two (2) IDF closets on each of the 14th and 15th floors currently subleased and the portion of the Data Center space that is part of the Original Sublease Premises allocated to equipment used in connection with the Sixth Floor Space (the Sixth Floor Space and IDF Closet Space [other than the two (2) IDF closets on each of the 14th and 15th floors] and such portion of the Data Center space are referred to collectively as the “Sixth Floor Surrender Premises”); and (ii) shall have the right to surrender, and Sublandlord shall accept, on the terms and conditions set forth herein, the 14th floor and the two (2) IDF closets on the 14th floor and the portion of the Data Center space that is part of the Original Sublease Premises allocated to equipment used in connection with the 14th floor (collectively, the “Fourteenth Floor Surrender Premises”).  The remaining Original Sublease Premises at any given point in time, i.e., the entire rentable area of the fourteenth and fifteenth floors together with the two (2) IDF closets on each of the 14th and 15th floors and the Data Center space allocated to equipment used in connection with the 14th and 15th floors that is part of the Original Sublease Premises until if as and when the Fourteenth Floor Surrender Premises are surrendered, and, after such surrender, the entire rentable area of the fifteenth floor together with the two (2) IDF closets on the 15th floor and the Data Center space allocated to equipment used in connection with the 15th floor that is part of the Original Sublease Premises, are referred to as the “Remaining Sublease Premises”.  All other capitalized terms not defined herein are defined as set forth in the Original Sublease.

NOW, THEREFORE, in consideration of the mutual premises and promises set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties agree to amend the Original Sublease as follows:

1.             Surrender of Part of the Premises.

(a)           The Sublease Term shall terminate as to the Sixth Floor Surrender Premises on the date (“Sixth Floor Surrender Date”) that Subtenant surrenders to Sublandlord the Sixth Floor Surrender Premises “vacant and broom clean” (as defined in this paragraph 1(a) and except to the extent Subtenant, pursuant to the express terms of this First Amendment, leaves any Personalty in place) and in accordance with Section 6.8 of the “Primary Lease” (as defined in, and incorporated into, the Original Sublease) as modified by paragraph 8 of this First Amendment.  Subtenant shall cause the Sixth Floor Surrender Date to occur on but not before January 3, 2011 and no later than January 25, 2011.  Without limiting the absolute obligation set forth in the prior sentence, Subtenant, after December 1, 2010, shall endeavor to provide Sublandlord information from time to time as to the precise surrender date, but shall have no liability to Sublandlord for failure to provide such notice or for changing the surrender date from time to time.  For purposes of this paragraph 1 and paragraph 8 of this First Amendment, a portion of the Original  Sublease Premises being surrendered shall be deemed to be “vacant and broom clean” if (i) such portion of the Original Sublease Premises being surrendered is free of rubbish, debris and vermin and (ii) all paper, files, paper clips, pens and similar office supplies have been removed from all desks, drawers and file cabinets left in place in such portion of the Original Sublease Premises being surrendered.

(b)           Subtenant shall have the right to terminate the Sublease Term as to the Fourteenth Floor Surrender Premises on at least sixty (60) days prior notice to Sublandlord, provided however such termination shall not be effective prior to the Sixth Floor Surrender Date.  The date which Subtenant sets forth in its notice as the date the Sublease will terminate as to the Fourteenth Floor Surrender Premises is referred to as the “Fourteenth Floor Surrender Date”.  Subtenant, on or prior to the Fourteenth Floor Surrender Date, shall surrender to Sublandlord the Fourteenth Floor Surrender Premises vacant and broom clean (except to the extent Subtenant, pursuant to the express terms of this First Amendment, leaves any Personalty in place) and in accordance with Section 6.8 of the Primary Lease, as modified by paragraph 8 of this First Amendment.

2.             Reduction of Rent.

(a)  Subtenant shall continue to pay Fixed Rent pursuant to the Original Sublease which accrues through and including the Sixth Floor Surrender Date.

(b)  As of the Sixth Floor Surrender Date, and until the Fourteenth Floor Surrender Date (or, if Subtenant does not elect to surrender the Fourteenth Floor Surrender Premises, the expiration date of the Sublease), Subtenant shall: (i) no longer be obligated to pay Fixed Rent pursuant to paragraph 2(a)(i) of the Original Sublease, (ii) continue to pay Fixed Rent pursuant to paragraphs 2(a)(ii) and 2(a)(iii) of the Original Sublease, and (iii) pay Fixed Rent of $20,245.32 per year (payable $1,687.11 per month) pursuant to paragraph 2(a)(iv) of the Original Sublease.

(c)  If Subtenant terminates the Sublease Term as to the Fourteenth Floor Surrender Premises, Subtenant, from and after the Fourteenth Floor Surrender Date and until the expiration date of the Sublease, shall: (i) no longer be obligated to pay Fixed Rent pursuant to paragraph 2(a)(ii) of the Original Sublease, (ii) continue to pay Fixed Rent pursuant to paragraph 2(a)(iii) of the Original Sublease, and (ii) pay Fixed Rent of $10,122.84 per year (payable $843.57 per month) pursuant to paragraph 2(a)(iv) of the Original Sublease.

(d)  Subtenant shall continue to pay Additional Rent pursuant to the Original Sublease which accrues through and including the Sixth Floor Surrender Date.  Thereafter and until the Fourteenth Floor Surrender Date (or, if Subtenant does not elect to surrender the Fourteenth Floor Surrender Premises, the expiration date of the Sublease) Subtenant shall continue to pay Additional Rent pursuant to the Original Sublease, but “Cowen’s Pro Rata Share” shall be based on 85,393 square feet rather than 109,619 square feet and shall mean 17.53% rather than 22.5%.  From and after the Fourteenth Floor Surrender Date, Subtenant shall continue to pay Additional Rent pursuant to the Original Sublease, but “Cowen’s Pro Rata Share” shall be based on 42,434 square feet rather than 109,619 square feet or 85,393 square feet and shall mean 8.71% rather than 17.53% or 22.5%.

3.             License Agreement.  Effective on the Sixth Floor Surrender Date, Subtenant shall not be entitled to receive any further services pursuant to the License Agreement described in paragraph 3(d) of the Original Sublease (“License Agreement”).  Subtenant shall continue to pay its License Agreement Pro Rata Share of any fees that are payable by Sublandlord to the Landlord in respect of the provision of services under the License Agreement which accrue through and including the Sixth Floor Surrender Date.  Thereafter, Subtenant shall have no further payment obligation pursuant to paragraph 3(d) of the Original Sublease.

4.             Centrally Managed Expenses.  Subtenant shall continue to pay Sublandlord for “centrally managed expenses” as Subtenant has historically paid for same when invoiced for such expenses.  The amounts charged to Subtenant as “centrally managed expenses” shall be increased from time to time as has historically been the case, but equitably adjusted by Sublandlord to reflect the surrender by Subtenant of the Sixth Floor Surrender Premises in accordance with the terms hereof, and, if applicable, the surrender by Subtenant of the Fourteenth Floor Surrender Premises in accordance with the terms hereof.

5.             Service Level Agreement Expenses.  Subtenant shall continue to pay Sublandlord for “SLA expenses” as Subtenant has historically paid for same when invoiced for such expenses in accordance with the “Service Level Agreement for Facilities Management Services” between Sublandlord and Subtenant (“SLA Agreement”).  The amounts charged to Subtenant as “SLA expenses” shall be increased from time to time as has historically been the case, but equitably adjusted by Sublandlord based on the current pricing model to reflect surrender by Subtenant of the Sixth Floor Surrender Premises and, if surrendered in accordance with the terms hereof, the Fourteenth Floor Surrender Premises.

6.             Separation Agreement Obligation.  Subtenant shall continue to pay Sublandlord monthly payments of $99,762 pursuant to Section 2.06(b) of that certain July 11, 2006 “Separation Agreement” by and among Sublandlord, Subtenant and others (“Separation Agreement”), but such amount shall be reduced by one third (1/3) upon the surrender by

Subtenant of the Sixth Floor Surrender Premises in accordance with the terms hereof, and by an additional one third (1/3) upon the surrender by Subtenant of the Fourteenth Floor Surrender Premises in accordance with the terms hereof.

7              Intentionally omitted.

8.             Condition of Premises at Time of Surrender.

(a)  Subtenant, except as set forth herein, shall not demolish or alter any leasehold improvements, cabling, furniture or furnishings, or the existing phone system or any of the equipment, cabling and switches in connection therewith, and, in the case of cabling, without cutting or re-routing thereof, including, without limitation, the items set forth on Schedule 1 annexed hereto and made a part hereof, which exists on the date of this First Amendment, in any of the Original Sublease Premises (all such items, “Personalty”).  Subtenant represents and warrants to Sublandlord that, as of the date of this First Amendment: (i) Subtenant has good and marketable fee (as compared to leasehold) title to all such Personalty, free and clear of any lien, encumbrance, right or claim of any third party, other than liens, encumbrances, rights or claims of Sublandlord pursuant to the terms of the Separation Agreement, (ii) all items of Personalty are currently in good working order, (iii) all items of Personalty currently contained in the Sixth Floor Surrender Premises will be maintained in good working order, subject to normal wear and tear, until the Sixth Floor Surrender Date, and (iv) all items of Personalty currently contained in the Fourteenth Floor Surrender Premises will be maintained in good working order, subject to normal wear and tear, until the Fourteenth Floor Surrender Date, if Subtenant shall surrender the Fourteen Floor Surrender Premises pursuant to paragraph 1(b) of this First Amendment, or until the expiration date of the Sublease, if Subtenant shall not surrender the Fourteen Floor Surrender Premises pursuant to paragraph 1(b) of this First Amendment.

(b)  When Subtenant vacates the Sixth Floor Surrender Premises, Subtenant shall leave in place all Personalty located therein, including without limitation all Personalty located in the IDF closets serving the floor and the items in the Data Center set forth on the portion of Schedule 1 captioned “7th Floor Data Center Inventory”, but excluding the items set forth on Schedule 2(a) annexed hereto and made a part hereof (“Excluded Sixth Floor Personalty”) .  Subtenant, on the Sixth Floor Surrender Date, shall sell to Sublandlord for One Dollar ($1.00) all such Personalty (other than the Excluded Sixth Floor Personalty), including without limitation the items set forth on the portion of Schedule 1 captioned “7th Floor Data Center Inventory”, in its “AS IS” condition on the date of this First Amendment, normal wear and tear excepted.  On the date of sale Subtenant shall deliver to Sublandlord a Bill of Sale for all Personalty being transferred on that date in the form of Exhibit A annexed hereto and made a part hereof, with a reasonably detailed list of all items of Personalty, so as to evidence the transfer of same from Subtenant to Sublandlord, which Bill of Sale shall include an assignment, without representation, warranty or recourse, of any manufacturer, service company or other warranty applicable to any of such items.  But for the Personalty sold to Sublandlord pursuant to this paragraph 8(b), Subtenant shall remove from the Sixth Floor Surrender Premises all personal items, including, without limitation, personal computers, and shall deliver the Sixth Floor Surrender Premises to Sublandlord vacant and broom clean (except to the extent Subtenant, pursuant to the express terms of this First Amendment, leaves any Personalty in place) and in accordance with Section 6.8 of the Primary Lease (as incorporated in the Original Sublease).

(c)  If Subtenant terminates the Sublease as to the Fourteenth Floor Surrender Premises, when Subtenant vacates the Fourteenth Floor Surrender Premises Subtenant shall leave in place all Personalty located therein other than the items set forth on Schedule 2(b) annexed hereto and made a part hereof (“Excluded Fourteenth Floor Personalty”).  Subtenant, on the Fourteenth Floor Surrender Date, shall sell to Sublandlord for One Dollar ($1.00) all such Personalty (other than the Excluded Fourteenth Floor Personalty) in its “AS IS” condition on the date of this First Amendment, normal wear and tear excepted.  On the date of sale Subtenant shall deliver to Sublandlord a Bill of Sale for all Personalty being transferred on that date in the form of Exhibit A annexed hereto and made a part hereof, with a reasonably detailed list of all items of Personalty, so as to evidence the transfer of same from Subtenant to Sublandlord, which Bill of Sale shall include an assignment, without representation, warranty or recourse, of any manufacturer, service company or other warranty applicable to any of such items.  But for the Personalty sold to Sublandlord pursuant to this paragraph 8(c), Subtenant shall remove from the Fourteenth Floor Surrender Premises all personal items, including, without limitation, personal computers, and shall deliver the Fourteenth Floor Surrender Premises to Sublandlord vacant and broom clean (except to the extent Subtenant, pursuant to the express terms of this First Amendment, leaves any Personalty in place) and in accordance with Section 6.8 of the Primary Lease (as incorporated in the Original Sublease) and shall remove from the 7th Floor Data Center all equipment belonging to Subtenant which serviced Subtenant’s operations on the 14th floor.

(d)  Subtenant shall be solely responsible for, and shall promptly, and in any event within thirty (30) days, repair, any damage caused by Subtenant to any of the Original Sublease Premises in its process of vacating each.  Except as modified by this paragraph 8 of this First Amendment, Section 6.8 of the Primary Lease (as incorporated in the Original Sublease) remains in full force and effect.

9.             Holding Over.  If Subtenant does not surrender the Sixth Floor Surrender Premises in accordance with the terms of the Sublease by the Sixth Floor Surrender Date, or, having elected to surrender the Fourteenth Floor Surrender Premises, does not surrender the Fourteenth Floor Surrender Premises in accordance with the terms of the Sublease by the Fourteenth Floor Surrender Date, or does not surrender the Remaining Sublease Premises in accordance with the terms of the Sublease by the expiration date of the Sublease, including, without limitation, removing from the 7th Floor Data Center all equipment belonging to Subtenant which serviced Subtenant’s operations on the 14th or 15th floor, in each instance time being of the essence, Subtenant, without further notice or opportunity to cure, shall be considered as holding over as to the Sixth Floor Surrender Premises, Fourteenth Floor Surrender Premises or Remaining Sublease Premises, as applicable, and shall be obligated to pay for each such space all of the amounts due from Subtenant for holding over pursuant to the terms of the Sublease and Sublandlord shall have all of its rights and remedies with respect thereto.

10.          Indemnity.  The provisions of both subparagraphs 7(a) and 7(b) of the Original Sublease remain in full force and effect, but subparagraph 7(a)(ii) shall be deemed to read “any breach or default hereunder on Cowen’s part pursuant to this Sublease, as amended,”, and subparagraph 7(b)(ii) shall be deemed to read “any breach or default hereunder on SG’s part pursuant to this Sublease, as amended,”.

11.          Brokerage.  Each party represents to the other that it did not deal with any real estate broker in connection with this First Amendment.  Each party indemnifies and holds the other harmless from any claim for a commission or other fee made by any broker or third party in connection with this First Amendment which claim is based on an allegation of having dealt with the party delivering the indemnity.

12.          No Drafting Presumption.  This is a fully negotiated agreement, and shall not be construed against Sublandlord by virtue of its having been prepared by counsel for Sublandlord.

13.          Estoppel.  To the best of Subtenant’s knowledge, Sublandlord has performed fully all obligations of “SG” pursuant to the Original Sublease in accordance with the terms thereof, that there is no default by Sublandlord thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Sublandlord thereunder.  To the best of Sublandlord’s knowledge, Sublandlord acknowledges Subtenant has performed fully all obligations of “Cowen” pursuant to the Original Sublease in accordance with the terms thereof, there is no default by Subtenant thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Subtenant thereunder.

14.          Transfer Tax.  Contemporaneously with the surrender of the Sixth Floor Surrender Premises and the Fourteenth Floor Surrender Premises (if applicable), Sublandlord and Subtenant shall complete, sign and have acknowledged any and all real property transfer tax forms required by New York State and/or New York City for said transactions, which forms shall indicate zero consideration and that no transfer tax is payable for each of said transactions.

15.          Notices.  Effective as of the Sixth Floor Surrender Date, the third (3rd) and fourth (4th) sentences of Section 25 of the Original Sublease shall be deemed deleted and replaced with the following:  “All Notices given to SG shall be addressed to Societe Generale, 1221 Avenue of the Americas, New York, NY 10020, Attention:  Manager of Facilities, with a copy to Societe Generale, 1221 Avenue of the Americas, New York, NY 10020, Attn:  General Counsel, or at such other place as SG may from time to time designated in a notice given in accordance with the provisions of this Section 25.  All Notices given to Cowen shall be addressed to Cowen Group, Inc., 599 Lexington Avenue, 20th Floor, New York, New York 10036, Attention:  General Counsel, or at such other place as Cowen ay from time to time designate in a notice given in accordance with the provisions of this Section 25”.

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16.          Ratification.  Except as modified herein, the terms and provisions of the Original Sublease, the License Agreement, the SLA Agreement, and the Separation Agreement remain in full force and effect without amendment thereto.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment To Sublease as of the day and year first above written.

Sublandlord:	SOCIÉTÉ GÉNÉRALE

	By:	/s/ Mark Kaplan
Print Name: Mark Kaplan
Title: Chief Operating Officer

Subtenant:	COWEN GROUP, INC.

	By:	/s/ Christopher A. White
Print Name: Christopher A. White
Title: Chief of Staff